Exhibit 10.20

SECOND WAIVER AND LOAN MODIFICATION AGREEMENT

This Second Waiver and Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of June 25, 2002, by and between eGain Communications Corp., a Delaware corporation (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.  DESCRIPTION OF EXISTING OBLIGATIONS:    Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated March 27, 2002 (as may be amended from time to time, the “Loan Agreement”). The Loan Agreement provided for, among other things, a Committed Revolving Line in the original principal amount of Five Million Dollars ($5,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.  DESCRIPTION OF COLLATERAL AND GUARANTIES.    Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. Additionally, repayment of the Obligations is secured by the Intellectual Property Collateral as described in an Intellectual Property Security Agreement, dated March 27, 2002, by and between Borrower and Bank (as may be amended from time to time, the “IP Security Agreement”).

Hereinafter, the above-described security documents, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.  WAIVER.    Bank hereby waives the Events of Default arising out of Borrower’s failure to comply with the Quick Ratio (Adjusted) covenant set forth in Section 6.7(i) of the Loan Agreement solely for the month ending April 30, 2002, the failure to comply with such covenant being an Event of Default under Section 8.2 of the Loan Agreement (the “Existing Default”). This waiver applies only to the Existing Default for the period described herein and shall not in any way affect any other obligation, agreement or covenant of Borrower, or any right or remedy of Bank, under the Loan Agreement, as amended hereby.

4.  DESCRIPTION OF CHANGE IN TERMS.

A.  Modifications to Loan Agreement.

1.  Section 6.6 of the Loan Agreement is hereby deleted in its entirety and amended to read as follows:

“6.6  Primary Accounts:

(i)  Borrower will maintain its primary depository and operating accounts with Bank; and

(ii)  Except as provided for in this Section 6.6(ii), Borrower will maintain, at all times, not less than 100% of its unrestricted cash and cash equivalents in any accounts at or through Bank at all times, provided, however, that, so long as no Event of Default has occurred and is continuing, Borrower may maintain (A) a depository or operating account with Robertson Stephens in an aggregate amount not to exceed $100,000 (the “Robertson Deposit”), and (B) a depository or operating account with the Bank of Montreal in an aggregate amount not to exceed $25,000 (the “Bank of Montreal Deposit”). Such cash and cash equivalents, less the Robertson Deposit and the Bank of Montreal Deposit are hereinafter referred to as the “Borrower Cash”. Borrower shall maintain, at all times, not less than $3,500,000 of the Borrower Cash in a certificate of deposit at Bank. Notwithstanding the foregoing, Borrower and Bank agree that in the event Borrower raises capital through an equity finance round (the “Raised Capital”), Borrower and Bank shall negotiate in good faith to determine what percentage of such Raised Capital will be maintained at the Bank.

2.  Section 6.7 of the Loan Agreement is hereby deleted in its entirety and amended to read as follows:

“Liquidity Covenant.

(a)  Borrower will maintain at all times (monitored daily) a ratio of Borrower Cash to outstanding principal and accrued interest on all Credit Extensions (the “Credit Extension Balance”) of at least 2.0:1.0, provided, however, that, for the foregoing calculation, Credit Extension Balance shall not include any obligations owed by Borrower to Bank under the Structured Finance Line of Credit

(b)  In the event that Borrower fails to maintain the Liquidity Covenant (the “Liquidity Covenant Violation”), Borrower understands, acknowledges and agrees that the Bank may at any time, obtain from Borrower cash collateral (the “Cash Collateral”) in an amount sufficient to secure not less than 100% of the Credit Extension Balance in either of the following manners (at Bank’s option): (i) place a hold on any certificate of deposit evidencing Borrower Cash; or (ii) liquidate any deposits or investments constituting Borrower Cash, deposit the same in an account maintained at the Bank and place a hold on such account. The Bank will maintain a hold on the Cash Collateral until such time as all of the Obligations are repaid in full, in cash. Borrower will execute a cash collateral security agreement or similar agreement to ensure Bank’s perfected security interest in the Cash Collateral. Notwithstanding the foregoing, or any other term in this Agreement, Borrower shall have 5 days to cure any Liquidity Covenant Violation before Bank places a hold on the Cash Collateral, provided, however, Borrower agrees not to withdraw any amount from any certificate of deposit maintained at Bank during such 5 day cure period.”

3.  Section 13 of the Loan Agreement is hereby amended by adding the following new definition thereto in the appropriate alphabetical order:

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“Structured Finance Line of Credit” is that certain Structured Finance Line of Credit, made available by Bank to Borrower pursuant to a loan agreement in form and substance satisfactory to Bank.”

5.  CREDIT EXTENSION AVAILABILITY.    Bank agrees that so long as no Event of Default has occurred and is continuing (other than the Events of Default waived under this Loan Modification) and subject to the terms and conditions in the Loan Agreement, Borrower may continue to Borrow under the Revolving Advances Facility and the Equipment Advances facility.

6.  CONSISTENT CHANGES.    The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.  NO DEFENSES OF BORROWER.    Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations.

8.  CONTINUING VALIDITY.    Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

9.  CONDITIONS.    The effectiveness of this Loan Modification Agreement is conditioned upon receipt by Bank of a fully executed copy of this Loan Modification Agreement.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER: EGAIN COMMUNICATIONS CORP.		BANK: SILICON VALLEY BANK

By:	/s/ HARPREET GREWAL	By:	/s/ KEN LOVELESS
Name:	Harpreet Grewal	Name:	Ken Loveless
Title:	Chief Financial Officer	Title:	Senior Vice President

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